EXHIBIT 10.6
STOCK PURCHASE AGREEMENT
     This Stock Purchase Agreement (this “Agreement”), dated as of December ___, 2006, is by and among ULTA SALON, COSMETICS & FRAGRANCE, INC., a Delaware corporation (“Ulta” or the “Company”) and CHARLES R. WEBER (“Executive”).
Recitals
     A. Executive was employed as an executive officer of the Company.
     B. On October 6, 2006 (“Retirement Date”), Executive retired from the Company.
     C. As of the date hereof, Executive holds 334,680 shares of Ulta common stock, par value $0.01 per share (“Common Stock”) and options to purchase up to 1,214,894 shares of Common Stock (“Options”) issued to Executive under the Second Amended and Restated Stock Option Plan, dated December 1, 1998 (the “Stock Option Plan”) and the 2002 Equity Incentive Plan, dated June 17, 2002 (the “Equity Incentive Plan”). Attached hereto as Exhibit A is a chart detailing Executive’s Options and the respective exercise price for such Options.
     D. The Company and Executive desire to provide Executive certain liquidity with respect to his shares of Common Stock and Options.
Agreement
     In consideration of the foregoing, and the representations, warranties, covenants and conditions set forth below, the parties hereto hereby agree as follows:
     1. Purchase of Securities, etc.
          (a) Purchase of Common Stock and Exercise of Options. Concurrently with the execution of this Agreement and subject to all of the terms and conditions hereof, Executive shall (i) sell, exchange, assign, transfer and convey to the Company, and the Company shall purchase and accept for exchange from Executive, all of the Common Stock held by Executive as of the date of this Agreement, free and clear of all liens, for a purchase price equal to $5.80 per share of Common Stock.
          (b) Exercise of Options. Concurrently and in connection with the transactions set forth in Section 1(a), Executive shall exercise all of his Options, pursuant to the terms of and for the exercise price set forth in the agreements governing such Options, using the shares of Common Stock and/or proceeds therefrom under Section 1(a) in payment of the exercise price. In connection with such exercise of Options, the Company shall immediately repurchase 414,894 shares of Common Stock issueable upon exercise of Options for a purchase price equal to $5.80 per share of Common stock.
          (c) Tax Withholding. The Company shall withhold $2,486, 260.76, for taxes due upon exercise of the Options. Executive acknowledges and agrees that such withholding is in excess of the amount of withholding that the Company would be required by law to withhold based on income and employment taxes due upon exercise of the Options, but that Executive has requested that the Company withhold such amount. Provided, that the Company timely remit such amount to the applicable state and federal tax authorities, Executive shall hold the Company harmless from any liability relating to the amount of such withholdings.
          (d) Closing Consideration; Remaining Shares Held. In connection with the transactions contemplated hereby, the Company shall deliver to an account designated by Executive, a total closing payment of $759,932.30. After the consummation of the transactions contemplated by this Agreement, Executive shall continue to own and hold 800,000 shares of Common Stock, 400,000 of which shall be deemed acquired pursuant to options granted under the Stock Option Plan and 400,000 of which shall be deemed acquired pursuant to options granted under the Equity Incentive Plan, and which shall remain subject to the terms and restrictions of the Stock Option Plan, the Equity Incentive Plan and the Second Amended and Restated Reclassification Agreement, dated as of December 18, 2000, as applicable and as each may be amended from time to time. Executive and the Company agree that Executive’s termination of employment is a “Retirement” for purposes of the Stock Option Plan and the Equity Incentive Plan. In addition, for purposes of clarification, Executive and the Company acknowledge and agree that if so requested by an underwriter (or any representative of an underwriter) in connection with any registration of the Company’s securities under the Securities Act of 1933, as amended, Executive shall not sell or otherwise transfer any Ulta securities held by the Executive (including, without limitation, shares of the Company’s preferred stock) for a period of no less than 180 days following the public offering of the Company’s securities.
     2. Representations and Warranties of Executive. Executive represents and warrants that:
          (a) Executive has full legal capacity, power and authority to execute and deliver this Agreement. This Agreement has been duly authorized, executed and delivered by Executive and this Agreement is the legal, valid and binding obligation of Executive, enforceable against him in accordance with the terms hereof and thereof, subject to (i) the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer, preferential transfer or distribution laws and other similar laws now or hereafter in effect relating to or affecting the rights of creditors generally; and (ii) the effect of (A) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law and (B) the discretion of any court in which an action is brought.
          (b) Executive has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of such transaction, is able to incur a complete loss of such investment and is able to bear the economic risk of such investment for an indefinite period of time.
          (c) As of the date hereof Executive holds of record and beneficially owns 1,549,574 shares of Common Stock and the Options free and clear of all Liens. There are no outstanding powers of attorney executed by Executive that would affect his ability to exercise the Options or transfer the Common Stock to the Company free and clear of all liens.

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     3. Representations and Warranties of the Company . The Company represents and warrants to Executive that:
          (a) The Company has the requisite power and authority to execute and deliver this Agreement. This Agreement has been duly authorized, executed and delivered by the Company and this Agreement is a legal, valid and binding obligation of the Company, enforceable against it in accordance with its respective terms, subject to (i) the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer, preferential transfer or distribution laws and other similar laws now or hereafter in effect relating to or affecting the rights of creditors generally; and (ii) the effect of (A) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law and (B) the discretion of any court in which an action is brought.
     4. Restrictive Covenant. As a condition to and in consideration of the Company’s obligations hereunder, Executive agrees to execute and abide by the terms of the Secrecy, Non-Competition and Non-Solicitation Agreement attached hereto as Exhibit B.
     5. Miscellaneous.
          (a) Binding Effect; No Assignment; Benefits. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.
          (b) Survival. All covenants, agreements, representations and warranties made herein shall survive the execution and delivery hereof.
          (c) Waiver. A party hereto may by written notice to the other parties (i) extend the time for the performance of any of the obligations or other actions of the other parties under this Agreement; (ii) waive compliance with any of the conditions or covenants of the other party contained in this Agreement; and (iii) waive or modify performance of any of the obligations of the other party under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by any party to exercise any right or privilege hereunder shall be deemed a waiver of such party’s rights or privileges hereunder or shall be deemed a waiver of such party’s rights to exercise the same at any subsequent time or times hereunder.
          (d) Amendment. This Agreement may be amended, modified or supplemented only by a written instrument executed by Executive and the Company.

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          (e) Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of Illinois, without giving effect to any choice or conflict of law provision or rule that would cause the application of any laws other than the law of the State of Illinois.
          (f) Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
          (g) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

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     IN WITNESS WHEREOF, the Company and Charles R. Weber have executed this Agreement as of the day and year first above written.

ULTA SALON, COSMETICS & FRAGRANCE, INC.

By:
Name:
Its:

CHARLES R. WEBER

By:

Name: Charles R. Weber
ULTA SALON COSMETICS & FRAGRANCE, INC.
Signature Page to Stock Purchase Agreement

EXHIBIT A
CHARLES R. WEBER OPTIONS

		Shares
Option		Subject to	Exercise	Already	Remaining
Date	Type	Options	Price	Exercised	to Acquire
9/16/1996	NQ	35,000	$0.100	26,250	8,750
5/30/1997	NQ	259,574	$0.100	194,680	64,894
9/18/1998	NQ	455,000	$0.105	113,750	341,250
7/18/2001	NQ	400,000	$0.700		400,000
5/1/2002	NQ*	303,847	$1.040		303,847
5/1/2002	ISO*	96,153	$1.040		96,153

Subtotal		1,549,574		334,680	1,214,894

*Option dated May 1, 2002 stated that all 400,000 shares were ISO’s, but the four-year cliff-vested award exceeded the $100,000 annual limit.

EXHIBIT B
SALON•COSMETICS•FRAGRANCE
SECRECY, NON-COMPETITION
AND NON-SOLICITATION AGREEMENT
DEFINITIONS
As used in this Agreement:
The COMPANY means ULTA Salon, Cosmetics, Fragrances, Inc., and any of their successors or assigns purchasers, acquirers, and of their existing subsidiaries, divisions or affiliates. Affiliates of the COMPANY are any corporation, entity, or organization at least 50% owned by the COMPANY, by ULTA Salon, Cosmetics, Fragrances, Inc. or by any subsidiary of ULTA Salon, Cosmetics, Fragrances, Inc.
I means Charles R. Weber, also referred to by the use of first person pronouns, such as me and my.
CONFIDENTIAL INFORMATION means information disclosed to me or known by me as a result of my employment by the COMPANY, not generally known to the trade or industry in which the COMPANY is engaged, about products, processes, technologies, customers, clients, suppliers, employees, services and strategies of the COMPANY, including, but not limited to, research, development, manufacturing, pricing, purchasing, finance, computer software, computer hardware, automated systems, marketing, merchandising, beauty club programs, branding, selling, sales volumes or strategies, names or significance of the COMPANY’S suppliers, customers or clients or their employees or representatives, preferences, needs or requirements, purchasing histories, or other supplier or customer or client-specific information or related knowledge.
CONFLICTING BUSINESS means any person, company (except Ulta), firm, organization or other entity which is engaged in the business of providing hairdressing, beauty salon and other spa services and selling perfume, fragrances, cosmetics, salon products, beauty aids and related goods and services at retail, including sales of goods over the World Wide Web/, and acting as a distributor of such goods throughout North America and with a business strategy and product mix similar to that of the Company or with the intent to develop such a business; provided, however, that any person, company, firm, organization or entity engaged primarily in the manufacturing of cosmetics, perfumes, fragrances, salon products, beauty aids and related goods shall not be a Conflicting Business so long as its business is limited primarily to the manufacture, distribution and/or the exclusive sales of the products it so manufacturers.
     I recognize that the business in which the COMPANY is engaged is extremely competitive and that I am in possession of CONFIDENTIAL INFORMATION which I received as a result of my employment. I recognize that CONFIDENTIAL INFORMATION is significant to the COMPANY’S competitive position and that the COMPANY therefore expects me to keep it secret and also expects me not to compete with the COMPANY during a period of two years from the date hereof.
     Accordingly, in consideration of the entering into the Stock Purchase Agreement dated as of even date herewith by and between the Company and me, and my continued holding of common stock of the Company:
1.	I recognize that CONFIDENTIAL INFORMATION is of great value to the COMPANY, that the COMPANY has legitimate business interests in protecting its CONFIDENTIAL INFORMATION, and that the disclosure to anyone not authorized to receive such information, including a CONFLICTING BUSINESS, will cause immediate irreparable injury to the COMPANY. Unless I first secure the COMPANY’S written consent, I will not disclose, use in any way, disseminate, lecture upon or publish CONFIDENTIAL INFORMATION. I understand and agree that my obligations not to disclose, use in any way, disseminate, lecture upon or publish CONFIDENTIAL INFORMATION shall continue until such information is no longer confidential. Specifically, I agree not to disclose any CONFIDENTIAL INFORMATION to Highland Capital Partners or any of its officers, directors or investors.
2.	For a period of twenty-four (24) months after the date of this Agreement, I will not render own, consult with, advise, or otherwise render services, directly or indirectly, to any CONFLICTING BUSINESS in the United States or Canada, I also agree that for a period of twenty-four (24) months from the date of this Agreement, I will not own, consult with, advise or otherwise render services to any organization or person to engage in a start up organization that utilizes any CONFIDENTIAL INFORMATION, and/or creates a business model, product mix, services mix that replicates the COMPANY’S in any manner. Nothing contained herein shall prohibit me from owning less than one percent (1%) of the outstanding equity securities of a CONFLICTING BUSINESS.
3.	I also agree that for a period of twelve (12) months after the date of this Agreement I will not solicit or hire on my own behalf, or on behalf of others, any COMPANY employee, supplier or contractor.
4.	To enable the COMPANY to monitor my compliance with the obligations imposed by this Agreement, I agree to inform the COMPANY of the identity of any new employer and of my job title and responsibilities, and will continue to so inform the COMPANY, in writing, any time I change employment during the twenty-four (24) months following the date of this Agreement.
5.	I have returned all property belonging to the COMPANY, including any computer equipment and all copies of correspondence, memoranda, reports, notebooks, drawings, photographs, or other documents in any form whatsoever (including information contained in computer memory or on any computer disk) relating in any way to the affair of the COMPANY and which were entrusted to me or obtained by me at any time during my employment with the COMPANY.
6.	I understand and acknowledge that if I violate this Agreement or am about to violate this Agreement by disclosing or using CONFIDENTIAL INFORMATION or accepting employment with a CONFLICTING BUSINESS, the COMPANY shall have the right, and be entitled to, in addition to any other remedies it may have, injunctive relief; in other words,

I understand and acknowledge that the COMPANY can bar me from disclosing or using such information, bar me from accepting such employment or rendering such services for a period of twenty-four (24) months from the date hereof.
7.	I hereby consent and agree to assignment by the COMPANY of this Agreement and all rights and obligations hereunder including but not limited to, an assignment in connection with any merger, sale, transfer or acquisition by the COMPANY or relating to all ( part of its assets, divisions and/or affiliates).
8.	This Agreement shall be interpreted according to the laws of the State of Illinois without regard to the conflict of law rules thereof I agree that any action relating to or arising out of this Agreement may be brought in the courts of the State of Illinois or if subject matter jurisdiction exists, in the United States District Court for the Northern District of Illinois. I consent to personal jurisdiction and venue in both such courts and to service of process by United States Mail or express courier service in any such action.
9.	In the event that any provision of this Agreement is invalidated or unenforceable under applicable law, that shall not affect the validity or enforceability of the remaining provisions. To the extent that any provision of this Agreement is unenforceable because it is overbroad, that provision shall be limited to the extent required by applicable law and enforced as so limited.
I ACKNOWLEDGE HAVING READ, EXECUTED AND RECEIVED A COPY OF THIS AGREEMENT, and agree that with respect to the subject matter hereof it is my entire agreement with the COMPANY, superseding any previous oral or written communications, representations, understandings, or agreements with the COMPANY or any of its officials or representatives.

DATE:

Charles R. Weber